UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2017

 CALADRIUS BIOSCIENCES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33650 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

106 Allen Road, 4th Floor, Basking Ridge, NJ 07920
(Address of Principal Executive Offices)(Zip Code)

(908) 842-0100
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On May 11, 2017, Caladrius Biosciences, Inc. (the "Company," "we," or "our") entered into a lease with 110 Allen Rod LLC (the "Landlord") for our new Basking Ridge, New Jersey headquarters (the "New Lease"). The New Lease is for approximately 14,648 square feet of office space in Basking Ridge, New Jersey (the "Premises"). The term of the New Lease will commence on the later of (i) June 1, 2017 or (ii) the date on which the Landlord delivers the premises subject to the master lease to the Landlord with certain improvements substantially completed (the "Commencement Date"), and will expire sixty (60) months thereafter on June 1, 2022, unless terminated earlier.
During the term of the New Lease, the monthly base rent for the Premises will be approximately $23,781.33 during the first year, $24,266.67 during the second year, $24,752.00 during the third year, $25,237.33 during the fourth year, and $25,722 during the fifth and final year.
The information set forth in Item 1.02 below regarding the termination of our current office lease is incorporated by reference into this Item 1.01

Item 1.02 Termination of a Material Definitive Agreement
On May 11, 2017, we entered into a Lease Termination Agreement with 106 Allen Road LLC, which provides for the early termination of the existing lease for our current Basking Ridge, New Jersey headquarters (the "Original Lease"). The Original Lease is being terminated in connection with our execution of the New Lease described above under Item 1.01. The Original Lease was previously scheduled to expire on July 31, 2020. We will not be required to pay106 Allen Road LLC any termination payments or other penalties in connection with termination of the Original Lease.

Item 9.01. Financial Statement and Exhibits.
(d) Exhibits.

Exhibit No.                    Description
10.1            Office Lease Between 110 Allen Road LLC, Landlord and Caladrius Biosciences, Inc.
10.2            Lease Termination Agreement Between 106 Allen Road LLC and Caladrius Biosciences, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALADRIUS BIOSCIENCES, INC.

By:	/s/ David J. Mazzo
Name:	David J. Mazzo, PhD
Title:	President and Chief Executive Officer

Dated:    May 17, 2017